Exhibit 99.1

                      Willis Group Divests Wholesale Unit;
                  American Wholesale Buys Stewart Smith Group

    NEW YORK--(BUSINESS WIRE)--Feb. 15, 2005--Willis Group Holdings (NYSE: WSH), the global insurance broker, and American Wholesale Insurance Group, Inc (AmWINS), the largest independent wholesale insurance broker in North America, announced today that AmWINS will acquire Stewart Smith Group, Willis' U.S. wholesale unit. Terms of the transaction were not disclosed. It is expected to close at the end of the first quarter.
    "For several years now, we have emphasized our focus on our core retail broking operations," said Joe Plumeri, Chairman and CEO of Willis. "Part of this overall strategy included divesting our third party claims administration businesses, personal finance units and other non-core business interests. Over the last few years, we have made a number of acquisitions around the world and have increased our ownership in several of our affiliates which were not wholly-owned where doing so strengthened our retail network and our specialty businesses.
    "Today, staying true to our mission and focusing our attention and resources on growing our retail operations, we are announcing the sale of Stewart Smith to American Wholesale," Plumeri continued. "In American Wholesale, we have found a dynamic company committed to this important sector of our industry. In only three years, their team has built one of the most respected wholesale organizations in the country."
    Stewart Smith writes hard-to-place, unique, and specialty coverages. Headquartered in New York, Stewart Smith has 13 branches located in major cities across the country. Purchasing Stewart Smith, a national wholesale insurance broker with approximately $900 million in premium placements in 2004, will afford AmWINS greater opportunities to develop relationships with national retail brokers while diversifying the Charlotte-based company's product offerings, geographic presence and distribution force. The Stewart Smith acquisition will bring AmWINS' total premium placements to over $2.4 billion, making it the nation's second largest wholesale insurance organization. Mark Smith, President and CEO of Stewart Smith, will assume the role of President of the AmWINS Brokerage Division.
    "The acquisition of Stewart Smith will add even more top-tier professional brokerage talent to the AmWINS team. Additionally, it expands our geographic footprint in the Pacific Northwest, Midwest and Southeast," said M. Steven DeCarlo, AmWINS President and Chief Executive Officer. "Mark is one of the most respected leaders in the insurance industry. His proven ability to deliver superior results while building one of the finest wholesale insurance brokerage firms makes him a natural to lead our largest division - AmWINS Brokerage. In this role, Mark will oversee 30 branch offices and over 400 employees.
    "This acquisition strategically enhances our insurance brokerage offerings to retail agents and brokers across the country. That said, our new scale by no means replaces the importance of earning our stripes each and every day - one account at a time," says DeCarlo. American Wholesale has received a financing commitment for this transaction from Credit Suisse First Boston.
    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in over 100 countries, its global team of 14,500 Associates serves clients in 180 countries. Willis is publicly traded on the New York Stock Exchange under the symbol WSH. Additional information on Willis may be found on its web site: www.willis.com.
    AmWINS (www.amwins.com) is a wholesale insurance organization dedicated to serving retail agents throughout the United States by providing property and casualty, group life and health, program administration services, and actuarial service capabilities.



    CONTACT: Willis Group Holdings Limited
             Investors:
             Kerry K. Calaiaro, 212-837-0880
             calaiaro_ke@willis.com
             or
             Media:
             Dan Prince, 212-837-0806
             prince_da@willis.com
             or
             AmWINS
             Gregg Calestini, 704-943-2004
             gregg.calestini@amwins.com